Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE

CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES’ DIRECTOR TOM MERCER RETIRES FROM
BOARD AFTER COMPLETING 10-YEAR TERM

Dallas, TX, May 26, 2005 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE:LSS) today announced that Thomas M. Mercer, Jr. has retired as a member of the company’s Board of Directors effective May 25, 2005.

Mr. Mercer was elected to Lone Star’s Board as an outside Director in May of 1995. Over the course of his 10-year tenure on the Board, he served on the Audit Committee, the Compensation Committee and most recently, as Chairman of the Corporate Governance Committee, a position he held for the past five years.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Lone Star was fortunate to have a director of Tom’s caliber, intellect and integrity on our Board of Directors during the last ten years, which have proven to be a critical period of growth and achievement for the company. Tom played an important role in driving some of our key accomplishments over the past ten years, and we will miss his good counsel and keen insight. On behalf of his fellow directors and the management of Lone Star, I want to extend our appreciation and gratitude to Tom for his outstanding service and the invaluable contributions he has made to our company.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.